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                                                                    EXHIBIT 99.1

                        SYNTEL REPORTS FOURTH QUARTER AND
                             2005 FINANCIAL RESULTS

HIGHLIGHTS:

      -     Year-over-year revenue increase of more than 21% to $226.2M

      -     Sequential revenue growth of 6.5%, to $62.3M

      -     Year-end global headcount crossed the 6,000 mark

      -     2005 ending cash balance & short term investments of $120.5M

TROY, Mich., February 13, 2006 -- Syntel, Inc. (SYNT), a global information technology services firm, today announced financial results for the fourth quarter and 2005, ended December 31, 2005.

FOURTH QUARTER 2005 FINANCIAL HIGHLIGHTS

Syntel's total revenue for the fourth quarter increased 27 percent to $62.3 million, compared to $49.0 million in the prior-year period and 6.5 percent sequentially from $58.5 million in the third quarter of 2005. The Company's gross margin was 40.1 percent in the fourth quarter of 2005, compared to 43.3 percent in the prior-year period and 39.7 percent in the third quarter of 2005. Gross margins during the quarter were favorably impacted by $940,000 related to a reversal of a payroll tax provision.

During the fourth quarter, Syntel's focus area of Applications Outsourcing accounted for 75 percent of total revenue, with e-Business contributing 14 percent, TeamSourcing at 7 percent, and Business Process Outsourcing (BPO) at 4 percent.

The Company's Selling, General and Administrative (SG&A) expenses were
19.9 percent in the fourth quarter of 2005, compared to 21.4 percent in the prior-year period and 18.0 percent in the third quarter of 2005. Expenses during the quarter included a charge of $1.1 million relating to allowances for doubtful accounts.

During the fourth quarter, Syntel repatriated approximately $61 million in earnings of its foreign subsidiary, Syntel Limited, under the American Jobs Creation Act of 2004. The Act provides a special one-time favorable effective tax rate for U.S. Corporations. As a result, the Company incurred a $12.3 million tax expense in the quarter. This had a ($0.30) effect on the earnings per share.

Syntel's income from operations was 20.2 percent in the fourth quarter, compared to 21.9 percent in the prior-year quarter and 21.7 percent in the third quarter. Net loss for the fourth quarter was $98,000, or $0.00 per diluted share, compared to net income of $10.4 million or $0.26 per diluted share in the prior-year period and net income of $11.7 million or $0.29 per diluted share in the third quarter of 2005. Syntel added four new clients and launched 95 engagements during the fourth quarter of 2005. The Company also added two new "Hunting Licenses" or preferred partnership agreements.

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2005 FINANCIAL HIGHLIGHTS

Revenue for 2005 increased more than 21 percent to $226.2 million, from $186.6 million in 2004. Net income for the year was $30.3 million, or $0.75 per diluted share compared to $41.0 million or $1.01 per diluted share in 2004. The Company's gross margin was 40.3 percent for 2005, compared to 42.6 percent in 2004.

Syntel's global headcount grew 35 percent in 2005 to 6,093, compared to 4,527 at the end of 2004. The Company finished 2005 with cash and short-term investments of $120.5 million.

Syntel added 16 new clients in 2005 and launched 452 new engagements. The Company added eight new "Hunting Licenses" or preferred partnership agreements during the year, taking the total to 71 strategic relationships.

OPERATIONAL HIGHLIGHTS

"In 2005, Syntel reached the 25 years in business milestone and we can't think of a better way to celebrate than by achieving solid performance across the entire organization," said Syntel Chairman and CEO Bharat Desai. "Specifically, our financial performance in 2005 illustrates that Syntel's focus on investments in our People, Infrastructure and New Service Offerings is showing the desired results."

"Syntel continues to invest ahead of the curve in new facilities, adding key domain expertise, and creating new solutions for our clients," said Syntel Chief Operating Officer Keshav Murugesh. "We will continue to partner closely with our Blue Chip clients to help them leverage our global delivery model for even greater gains in their businesses."

2006 GUIDANCE

Based on current visibility levels, the Company expects 2006 revenue in the range of $250-$260 million and EPS between $1.00 to $1.05.

SYNTEL TO HOST CONFERENCE CALL

Syntel will discuss its third quarter performance today on a conference call at 10:00 a.m. (Eastern). To listen to the call, please dial (888) 689-9220. The call will also be broadcast live via the Internet at Syntel's web site: www.syntelinc.com under the "Investor Relations" section. Please go to the web site at least 15 minutes prior to the call start time to register and download any necessary audio software. A replay will be available by dialing (800) 642-1687 and entering "4214704" from 1:00 p.m. on February 13, 2006 until midnight on February 20, 2006. International callers may dial (706) 645-9291 and enter the same pass code.

ABOUT SYNTEL

Syntel (NASDAQ: SYNT) is a leading global provider of custom outsourcing solutions in a broad spectrum of information technology and information technology-enabled services. The Company's vertical practices support the entire Design-Build-Operate-Optimize lifecycle of systems and processes for corporations in the Financial Services, Insurance, Retail, Health Care and Automotive industries. The first US-based firm to launch a Global Delivery Service to drive speed-to-market and quality advantages for its customers, Syntel now leverages this efficient model for the majority of its Global 2000 customers. Recently named one of Forbes Magazine's "Best 200 Small Companies in

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America," Syntel has 6,093 employees worldwide, is assessed at Level 5 of the
SEI's CMMI, BS 7799-2:2002 as well as ISO 9001:2000 certified. To learn more, visit us at: www.syntelinc.com.

SAFE HARBOR PROVISION

This news release includes forward-looking statements, including with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company's Annual Form 10-K document dated March 15, 2005. Factors that could cause results to differ materially from those set forth above include general trends and developments in the information technology industry, which is subject to rapid technological changes, and the Company's concentration of sales in a relatively small number of large customers, as well as intense competition in the information technology industry, which the Company believes will increase.

                  Income Statement and Balance Sheet to follow.
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                          SYNTEL, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             3 MONTHS                       12 MONTHS
                                                                         ENDED DECEMBER 31               ENDED DECEMBER 31
                                                                     ------------------------     ----------------------------
                                                                       2005            2004           2005             2004
                                                                       ----            ----           ----             ----
Net Revenues                                                         $  62,279      $  49,036     $   226,189      $   186,573
Cost of revenues                                                        37,287         27,787         135,043          107,120
                                                                     ---------      ---------     -----------      -----------
Gross Profit                                                            24,992         21,249          91,146           79,453

Selling, general and administrative expenses                            12,408         10,488          44,805           36,999
                                                                     ---------      ---------     -----------      -----------

Income from operations                                                  12,584         10,761          46,341           42,454

Other income, principally interest                                       1,938          1,667           4,592            3,773
                                                                     ---------      ---------     -----------      -----------

Income before income taxes                                              14,522         12,428          50,933           46,227

Provision for income taxes                                              14,508          2,074          20,500            5,253
                                                                     ---------      ---------     -----------      -----------

Income before Minority Interest                                             14         10,354          30,433           40,974

Minority Interest                                                          112              0             112                0
                                                                     ---------      ---------     -----------      -----------

Net ( loss ) / income                                                $     (98)     $  10,354     $    30,321      $    40,974
                                                                     =========      =========     ===========      ===========

Dividend Per Share :                                                 $    0.06      $    0.06     $      1.74      $      0.24

EARNINGS PER SHARE :
        Basic                                                        $   (0.00)     $    0.26     $      0.75      $      1.02
        Diluted                                                      $   (0.00)     $    0.26     $      0.75      $      1.01

        Weighted average common shares outstanding :

        Basic                                                           40,650         40,248          40,528           40,216
                                                                     =========      =========     ===========      ===========

        Diluted                                                         40,838         40,416          40,651           40,469
                                                                     =========      =========     ===========      ===========

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                          SYNTEL, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                         DECEMBER, 31                        DECEMBER, 31
                                                                            2005                                2004
                                                                            ----                                ----
                       ASSETS

Current assets:

       Cash and cash equivalents                                        $      99,390                       $     109,142
       Short term investments                                                  21,083                              58,899

       Accounts receivable, net of allowances for doubtful
         accounts of $ 2,575 and $1,213 at December 31, 2005
         and December 31,2004, respectively                                    27,907                              28,790
       Revenue earned in excess of billings                                     8,366                               4,390

       Deferred income taxes and other current assets                          10,003                               5,891
                                                                        -------------                       -------------
            Total current assets                                              166,749                             207,112

Property and equipment                                                         54,690                              37,754
       Less  accumulated depreciation                                          25,504                              21,290
                                                                        -------------                       -------------

            Property and equipment, net                                        29,186                              16,464

Goodwill                                                                          906                                 906

Deferred income taxes and other noncurrent assets                               1,320                               2,486
                                                                        -------------                       -------------

                                                                        $     198,161                       $     226,968
                                                                        =============                       =============

                       LIABILITIES

Current liabilities:
       Accrued payroll and related costs                                $      15,906                       $      13,963
       Income taxes payable                                                     9,809                               6,290

       Accounts payable and other current liabilities                          16,812                              10,842
       Deferred revenue                                                         3,356                               5,231

                                                                        -------------                       -------------
            Total liabilities                                                  45,883                              36,326

                  SHAREHOLDERS' EQUITY

Total shareholders' equity                                                    152,278                             190,642
                                                                        -------------                       -------------

Total liabilities and shareholders' equity                              $     198,161                       $     226,968
                                                                        =============                       =============